CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-47148) and related Prospectus of Vizacom Inc. and to the incorporation by reference therein of our report dated March 27, 2000, except as to Note 1 Accounting Policies, Fundamental accounting concept, as to which the date is January 26, 2001, with respect to the financial statements of Serif (Europe) Limited included in the amendment on Form 10- KSB/A to the Annual Report on Form 10-KSB of Vizacom Inc. for the year ended December 31, 1999 filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young
                                                Ernst & Young
                                                Nottingham, England

January 26, 2001